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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (Amendment No.)_

                           I SHOP NO MARKUP.COM, INC.
--------------------------------------------------------------------------------
              (Exact name of small business issuer in its charter)

     Nevada                         7375                         06-1556852
     ------                         ----                         ----------
(State or jurisdiction   Primary Standard Industrial         (I.R.S. Employer
of incorporation or      (Classification Code Number)       Identification No.)
organization)



               585 Stewart Avenue, 6th Fl., Garden City, NY 11530
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

Yousef Neissani, 585 Stewart Avenue, 6th Fl., Garden City, NY 11530(516)222-9301
--------------------------------------------------------------------------------
           (Name, Address and telephone number of agent for service)

COPIES TO:
  Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, NY 11509 (516)371-4598

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER
                                                 ----------------------------

THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
------------------------------------------------------------------------------
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                         CALCULATION OF REGISTRATION FEE

Common Stock             5,000,000      $10.00            $50,000,000.00        $13,200.00
------------             ----------      -----            --------------        ---------

Title of each          Share amount     Proposed maximum   Proposed maximum      Amount of
class of securities  to be registered   offering price     aggregate offering  registration fee.
to be registered                        per unit           price


NOTE: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 (ss.230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                      AN INITIAL REGISTERED PUBLIC OFFERING

                           I SHOP NO MARKUP.COM, INC.

                        5,000,000 SHARES OF COMMON STOCK
        THE PURCHASE PRICE OF OUR SHARES OFFERED TO THE PUBLIC IS $10.00.


We are selling 5,000,000 shares of common stock at $.001 par value per share (the "Common Stock") which represents 4.3% of the total outstanding shares based on the maximum amount of the offering. We are a Nevada corporation. We have fixed the price of the 5,000,000 shares made in this offering at $10.00 each.

We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares. We are offering a minimum of 25,000 shares at the offering price of $10.00 per share ("Minimum Offering"). For total minimum offering proceeds of $250,000 ("Minimum Offering Proceeds"). The Minimum Offering Proceeds will be held in escrow until we reach the Minimum Offering. If we reach the Minimum Offering, all escrowed proceeds will be released and used for the purposes described in Use of Proceeds hereafter. If we do not reach the Minimum Offering, we will return all proceeds to the subscribers along with the pro-rata interest earned on their funds. The offering will remain open until June 30, 2001, and may be extended by a period of additional year unless we decide to cease selling efforts prior to this date.

This is our public offering, and no public market exists for our shares. We hope to have prices for our shares quoted on the National Association of Securities Dealers Automated Quotation System Bulletin Board ("NASDAQ Bulletin Board") after we complete our offering.

Prior to this offering, there has been no public market for the shares and there can be no assurance that such a market will develop. The offering price for the common stock has been arbitrarily determined by us. The minimum subscription is 250 shares.

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK SEE THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 9.



                                                                        TOTAL
                                                   PER SHARE           MINIMUM             MAXIMUM
---------------------------------------------------------------------------------------------------------
Public offering price                               $10.00             $250,000          $ 50,000,000
Underwriting discounts and commissions......         none                none                 none
Proceeds, before expenses, to us............                           $250,000          $ 50,000,000
=========================================================================================================

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                    -----------------------
                      THE DATE OF THIS PROSPECTUS IS ,2000

                                TABLE OF CONTENTS

Summary.................................................................5

Our Company.............................................................5

Risk Factors ...........................................................9

Use of Proceeds........................................................15

Capitalization ........................................................16

Dilution ..............................................................16

Business ..............................................................18

Principal Shareholders ................................................20

Management ............................................................21

Certain Transactions ..................................................25

Description of Securities .............................................25

Shares Eligible for Future Sale .......................................27

Available Information .................................................28

Dividend Policy .......................................................29

Stock Transfer Agent ..................................................29

Experts ...............................................................29

Legal Matters .........................................................29

Index to Financial Statements ........................................F-1

------------------------------------------------------------------------------
                                     SUMMARY


                                   OUR COMPANY


         I Shop No Markup.com, Inc. is a Nevada corporation formed on August 20, 1999 for the purpose of developing a shopping mall on the Internet. We expect to offer products on the Internet by providing goods directly form the supplier, at no markup to the purchaser. This would enable us to offer lower prices than our competitors that markup their prices on the internet, which we think will cause the public to shift to our web site to purchase the same goods at a lower price.

         We also expect to eventually carry more selection than our competitors. Currently we have 800,000 products on our web site and we expect to have millions of products in the future. We have signed contracts for 1.8 million products in total (including the 800,000 products currently on line) with various suppliers for inclusion on our web site. Our goal is to reach over 100,000,000 products, making us the largest mall on the internet, while offering the lowest prices.

         We expect to generate revenues by charging a standard transaction fee, through advertising fees, collecting licensing fees, shipping markups, collecting database revenues, generating demographic e-mail marketing revenues (fees charged to advertisers or marketing companies for sending e mails to our database of consumers), earning volume discounts from suppliers, earned interest on revenues held in our accounts on behalf of our suppliers (float) until we disburse their payments, and fees earned from providing consumer financing for goods.

         We believe by offering the lowest prices on most items, due to our no markup structure, and offering a broad selection, a shift will take place in the on line sales markets from the higher priced models to the no markup model, where we charge a standard $ 1.50 transaction fee instead of a percentage markup, driving the prices down.

         We have observed that the trend with using the internet to eliminate middleman has saved consumers money. This includes dis-intermediation (removing of the intermediaries or middlemen) in the financial markets that has been very successful, with the emergence of e- commerce companies that enable consumers to purchase stocks and securities directly instead of buying through brokers, using a small standard transaction fee.

         We have also observed that due to the savings associated with using the internet versus a storefront the consumers can benefit from the savings generated by not having retail overhead. This has made e commerce companies able to offer a lower price than retail establishments on line.

         We believe the next trend in the online consumer markets will be the dis-intermediation of goods, by using the internet to enable consumers to purchase directly from suppliers at no markup, causing a shift in the consumer on line markets from the higher priced markup models to the no markup model.

         We plan on carrying millions of products and will not carry an inventory. The initial phase of our business plan will focus on marketing of automotive accessories, books, computers, software, music, and videos and other categories of products. We plan on adding more and more categories and products on a continuous basis eventually offering tremendous selection at the lowest possible prices.

         We maintain our principal office a 585 Stewart Avenue, 6th Floor, Garden City, NY 11530, Tel. (516) NOMARKUP.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         We have authorized 200,000,000 shares of common stock at $.001 par value per share and 20,000,000 preferred shares. No preferred shares are issued or outstanding at this time. We are selling 5,000,000 shares of common stock which has a $.001 par value per share (the "Common Stock") which represents 4.3% of the total outstanding shares based on the maximum amount of the offering. We incorporated on August 20, 1999, as a Nevada corporation. We have fixed the price of the 5,000,000 shares made in this offering at $10.00 each.

         We have an equity interest in four other companies. Some or all of the officers and directors of iShopNoMarkup.com, Inc. are also officers, directors and shareholders of the following companies as well. We have distributed some equity in the form of common stock to our Private Placement shareholders in these four companies, and we are maintaining equity interest in these companies as listed below.

C1LINE.COM, INC.
----------------

         C1Line.com, Inc., a Nevada corporation formed on December 10, 1999, as of June 30, 2000 was a 49% owned subsidiary of ishopNoMarkUp.com, Inc. ("ishopNoMarkUp.com"). C1Line.com, Inc. is an online Business to Business (B2B) and Business to Consumer (B2C) web site specializing in the construction industry. However, subsequently much of the stock owned by ishopNoMarkUp.com, Inc. has been distributed to all the stockholders of ishopNoMarkUp.com, Inc. and C1Line.com is no longer a subsidiary. iShopNoMarkup.com, Inc. has an equity interest of 1,029,000 shares in C1Line.com. C1Line has 90,000,000 common shares authorized and 10,000,000 preferred shares authorized. C1Line.com had 21,000,000 shares of common stock outstanding previous to it's private placement, and C1Line.com is currently engaged in a private placement to sell 1,000,000 shares of common stock at 50 cents per share. So far about 800,000 shares have been sold in the offering. At the close of the offering 22,000,000 shares of common stock will be outstanding if the maximum offering is sold. There are zero preferred shares outstanding.

E-ZPROCUREMENT.COM, INC. (E-ZPRO.COM)
-------------------------------------

         E-Z Procurement.com, Inc. (E-Z Pro.com, Inc.) is a startup Business to Business (B2B) Internet Company specializing in purchasing of industrial and commercial materials for it's clients using an on-line reverse auction, where pre qualified suppliers bid the price of supplies down in a closed auction (Open only to pre qualified suppliers via password at a pre determined auction date and time), saving E-ZPro.com's clients money. Out of 5,000,000 outstanding shares iShopNoMarkup.com has an equity interest of 500,000 shares of common stock of E-Z pro.com. E-Zprocurement, Inc. has 40,000,000 common shares authorized and 5,000,000 preferred shares authorized. 5,000,000 common shares are outstanding and zero preferred shares are outstanding at this time.

ITECHINTERNET.COM, INC.
-----------------------

         iTechInternet.com, Inc. is a startup e-Commerce and website design company. iTechInternet.com has 40,000,000 common shares authorized and 10,000,000 Preferred shares authorized. iShopNoMarkup.com holds an equity interest of 2,000,000 common shares of iTechInternet.com, Inc. The total number of common shares outstanding so far are 12,200,000 shares of common stock and zero preferred shares are outstanding. iTechInternet.com has designed and maintains the web sites of iShopNoMarkup.com, C1Line.com, JewelryEngine.com and E-ZPro.com, and plans on building e-commerce sites for other companies. iTechInternet.com is currently engaged in a private placement of securities to sell 2,000,000 shares of common stock at 50 cents a share.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

JEWELRYENGINE.COM, INC. (1ANDONLYDIAMOND.COM WEB SITE)
------------------------------------------------------

         JewelryEngine.com, Inc., (D/B/A 1AndOnlyDiamond.com) is a startup retail e-Commerce company that will be selling diamonds and jewelry on the Internet. The total authorized shares are 20,000,000 common stock and zero preferred. iShopNoMarkup.com,Inc. maintains an equity interest of 500,000 shares of JewelryEngine.com. A total of 3,700,000 common and zero preferred shares are outstanding.


COMPANY                     TOTAL OUTSTANDING             TOTAL SHARES OWNED BY
                                  SHARES                   ISHOPNOMARKUP.COM
-------                     -----------------             ---------------------
C1Line.com                     21,000,000*                    1,029,000
E-Z Pro.com                     5,000,000                       500,000
iTechinternet.com              12,200,000                     2,000,000
JewelryEngine.com               3,700,000                       500,000

* PRIOR TO CURRENT PRIVATE PLACEMENT.

         At the discretion of the Board of Directors, the Company may further issue equity interest in the above companies to shareholders purchasing shares in this and previous offerings in proportion to the amount of iShopNoMarkup.com, Inc. shares held by each shareholder.


                                  THE OFFERING

COMMON STOCK OFFERED
FOR SALE HEREBY            Up to a maximum of 5,000,000 shares by us.

OFFERING PRICE             $10.00 per share offered to the public. The
                           shares are being sold on a "best efforts" basis.

TERMS OF THE OFFERING      A minimum offering of 25,000 shares
                           at $10.00 per share ("Minimum Offering"), and proceeds of $250,000 ("Minimum Offering Proceeds").
                           Offering proceeds will be held in escrow until subscriptions reach the Minimum Offering. If we reach the Minimum Offering, all escrowed proceeds will be released and used for the purposes described in Use of Proceeds hereafter. If we do not reach the Minimum
                           Offering, we will return all proceeds to the subscribers along with the prorated interest earned on their funds. The offering will remain open until June 30, 2001, unless we decide to terminate the selling efforts prior to this date. The minimum subscription is 250 shares.


                                                    COMMON       PREFERRED
                                                     STOCK        STOCK
AUTHORIZED                                           -----        -----
OUTSTANDING
SHARES OF                  Authorized:            200,000,000   20,000,000
STOCK                      Outstanding:
                           Prior to Offering:     111,666,243            0
                           After Offering*:       116,666,243            0

*ASSUMING THE MAXIMUM AMOUNT OF THE OFFERING HAS BEEN SUBSCRIBED.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         Unless otherwise indicated, the information in this prospectus, irrespective of the date referenced, assumes that there is no exercise of outstanding options or warrants to purchase additional shares.

PLAN OF DISTRIBUTION       This is a direct participation with a
                           minimum offering requirement, and with no commitment by anyone to purchase any shares. The shares will be offered and sold on a "best efforts" basis by our principal executive officers and directors, although we may retain the services of one or more NASD registered broker/dealers as selling agent(s) to effect offers and sales on our behalf. The broker/dealers will receive a commission on their sales. None have been retained as of this date.

USE OF PROCEEDS            Assuming that the entire offering will be
                           sold then up to the first $ 400,000 that we raise will be used to pay the expenses of the offering. The priority for funds raised in excess of that amount will be applied in the following order (I) marketing
                           (ii) personnel; (iii) website technology; (iv) working capital; and (v) expansion. See "Use of Proceeds."





--------------------------------------------------------------------------------

                                  RISK FACTORS

         The securities offered hereby are highly speculative and involve substantial risks. Prospective investors should carefully consider the following risk factors before making an investment decision.

WE HAVE LIMITED OPERATION HISTORY AND EXPECTATIONS OF FUTURE LOSSES, SO THAT THERE IS AN UNCERTAINTY OF PROFITABILITY.

         We were formed on August 20, 1999, and have only recently engaged in new enterprise. We have no history of operations and revenues, and must be considered promotional and in the early development stage. We are subject to many of the risks common to enterprises with limited or no operation history, including but not limited to potential under-capitalization, limitations with respect to personnel, financial and other resources, and limited customers and revenue sources. There is absolutely no assurance that we will be able to operate an e-commerce business. As a result of our lack of an operation history in any business, we do not have historical financial data on which to base operating expenses. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall of revenues. Accordingly, any significant shortfall of demand for our products and services in relation to our expectations would have an immediate adverse impact on our business, operation results, and financial condition.

WE FACE STRONG COMPETITION FROM A FEW EXPERIENCED AND WELL FINANCED PARTIES.

         The market for shopping on internet and related services is extremely competitive and highly fragmented. We expect competition in these markets to increase as use of the Internet grows and established telecommunications and computer-related vendors expend their traditional products and services and new start-up companies emerge. Our competitors include the following categories of companies:

-        Stores in established on-line malls such as America Online and Prodigy;

-        Computer hardware and software companies such as Microsoft and IBM;

-        Buy.com

-        Amazon.com, Inc.

         Many of our competitors are larger and have greater financial, technical, operating, marketing and other resources, experience and brand recognition than we do. The significant financial resources of many of our competitors could lead to severe price cutting in an effort to secure market share, which could have a negative effect on our revenues and results of operations. To be successful, we will need to distinguish ourselves by our product and service knowledge, our responsiveness to our customers, and our ability to provide state-of-the-art and innovative service and products to our customers. We cannot assure you of our survival in such a competitive and rapidly evolving market. However, most of our competitors will not carry many of the items that we will in our e-commerce business and since we have no markups our prices are hard to beat unless other companies go below our transaction fee and possibly take a loss.


OUR INTERNET SERVICES ARE SUBJECT TO SECURITY RISKS SUCH AS VIRUSES AND
SABOTAGE.

         Although we intend to implement industry-standard security measures, our systems will be vulnerable to computer viruses, sabotage, unauthorized access and other intentional or accidental actions of Internet users, subscribers, employees or others which could result in temporary or prolonged delays in Internet-related service. Unauthorized access could also jeopardize confidential information stored in the computer systems of our customers, which may deter potential subscribers and result in liability claims against us. Fixing problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays, or stops in service to our subscribers. Until more comprehensive and cost-effective security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry in general, and our customer base and revenues in particular.

OUR SYSTEMS COULD FAIL TO OPERATE PROPERLY.

         Our business depends on the ability of the hosting services that we use for our companies to deliver high quality uninterrupted access to the Internet. However, there is a risk that these services will be interrupted as a result of:

- Network equipment damage caused by natural disasters such as earthquakes and fires;

-        Hardware failures at our operational center'

-        Increased stress on network hardware and traffic management systems;

-        Local power losses or other telecommunications systems failures; and

- Capacity constraints either at a particular telecommunications facility or system wide.

         Any system failure that causes interruption in our service, particularly during our early stages of development, could have a negative effect our business, financial condition and results of operations.

OUR BUSINESS IS SUBJECT TO SEASONAL ECONOMIC CONDITIONS.

         We expect to experience seasonality in its business, due to a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage is expected to decline during the summer months. Sales in the traditional retail sector are significantly higher in the fourth calendar quarter of each year due to the Christmas shopping season. Therefore, we may experience more pronounced cash flow problems in the first three quarters of the calendar year compared to the fourth quarter. In addition, our business is dependent upon discretionary income available for expenditure by consumers. Discretionary income decreases during prolonged general economic downturns, resulting in fewer expenditures. A general economic recession would likely have a material adverse effect on our financial condition.

WE ARE DEPENDENT ON SUPPLIERS.

         We have received letters of intent from suppliers to carry approximately 1,800,000 products on our web site. Part of the proceeds of this Offering will be used to hire personnel to develop relationships with other suppliers in order to carry more products on our web sit. A supplier has no obligation to continue to list its products with us for any specified period of time. There can be no assurance that we will be able to retain listings, or to develop new listing relationships, both of which are essential to our success.

WE DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR COMMON STOCK.

         We expect to retain any future earnings for use in our business to develop, operate and expand our business. As a result, we do not anticipate paying any dividends to our stockholders in the foreseeable future.

OUR QUARTERLY REVENUES AND OPERATION RESULTS MAY FLUCTUATE SIGNIFICANTLY.

         The operating results for our Internet companies have fluctuated in the past, and our operating results may change materially in the future. Fluctuations could affect the market price of our common stock. Fluctuations may depend upon a variety of factors, including the incurrence of capital costs and costs associated with the introduction of new products and services. Other factors that may contribute to changes in operating results include:

-        the pricing and mix of services that we offer;

-        market acceptance of new products and services;

-        changes in operating costs;

-        changes in pricing policies and product offerings by our competitors;

-        introduction of alternative technologies;

-        growth in demand for Internet access services;

-        effects of potential future acquisitions; and

-        one-time costs associated with acquisitions.

     Due to the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons should not be relied upon as indicators of future performance.

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK.

         Prior to this offering there has been no public market for our common stock. As such, there can be no assurance that an active trading market will develop or be sustained upon completion of this offering, or that the market price of our common stock will not decline below the offering price.

WE WILL HAVE FUTURE CAPITAL REQUIREMENTS THAT MUST BE MET IF WE ARE TO CONTINUE.

         Our future capital requirements will depend upon many factors, including the development of new systems, the progress of our research and development efforts, the expansion of our sales and marketing efforts. We believe that current and future available capital resources will be adequate to fund our operations for at least twelve months following this offering. There can be no assurance, however, that we will not require additional financing prior to such time. There can be no assurance that any additional financing will be available to us on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result.

CONTROL OF THE CORPORATION WILL REMAIN IN THE HANDS OF PRESENT MANAGEMENT.

         Subject to the limitations of Nevada corporate law, current management will have control of us through their aggregate stock ownership and will have the right to perpetuate their status as officers and directors and therefore conduct our business and affairs.

THERE ARE RISKS ASSOCIATED WITH THE ENCRYPTION TECHNOLOGY WHICH WE USE.

         A significant barrier to online commerce and communication is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in compromise or breach of algorithms used by us to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our business, financial conditions and operating results.


THERE ARE RISKS ASSOCIATED WITH ACQUISITIONS, JOINT VENTURES AND OTHER STRATEGIC RELATIONSHIPS.

         While we have no current agreements or negotiations underway with respect to any potential acquisitions, we may make acquisitions of other companies or technologies in the future. Acquisitions entail numerous risk, including difficulties in the assimilation of acquired operations and products, diversion of management's attention to other business concerns, amortization of acquired intangible assets, and potential loss of key employees of acquired companies. We have no experience in assimilating acquired organizations. No assurance can be given as to our ability to integrate successfully any operations, personnel, services or products that might be acquired in the future, and our failure to do so could have a material adverse effect on our business, financial condition, and operating results.


OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY.

         We have adopted provisions to our Articles of Incorporation and By-laws which limit the liability of our officers and directors and provide for indemnification by us of our officers and directors to the fullest extent permitted by Nevada corporate law. Our Articles of Incorporation generally provide that our officers and directors shall have no personal liability to us or our stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director or officer derives an improper personal benefit. Such provisions substantially limit the shareholders' ability to hold officers and directors liable for breaches of fiduciary duty and may require us to indemnify our officers and directors.


WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS.

         We will attempt to protect our business under a combination of copyright, trade secrets, and trademark laws as well as by contractual restrictions on employees and third parties. Despite these precautions, it may be possible for unauthorized parties to copy our services or otherwise obtain and use information that we regard as proprietary. We have no patents, and existing trade secret and copyright laws provide only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by us will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Significant and protective litigation may be necessary to protect our intellectual property rights, to determine the scope of the proprietary rights of others, or to defend against claims for infringement. There can be no assurance that third party claims, with or without merit, alleging infringement will not be asserted against us. Such assertions can be time consuming and expensive to defend. They could require us to cease the use, marketing, and sale of infringing products and services, to incur significant litigation costs and expenses, to develop or acquire non-infringing technology, and to obtain licenses to the alleged infringing technology. There can be no assurance that we will be able to develop or acquire alternative technologies or to obtain such licenses on commercially acceptable terms.

OTHER PEOPLE MAY REGISTER DOMAIN NAMES SIMILAR TO OURS.

         We and C1line depend on identification with our domain names. Many other domain names are available that are similar to ours, including identical names with different country suffixes. We do not expect to be able to protect all of these possible names from acquisition by others. Should a web site be established with one of these similar domain names, visitors attempting to reach our web sites may reach someone else's web site instead, which would reduce our or C1line's customer traffic and diminish the value of our domains. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is evolving. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar intellectual property rights is unclear. Additionally, there may be online companies in other countries using domain names that potentially infringe on our trademarks. We may be unable to prevent them from using these domain names, and this use may decrease the value of our trademarks and brand names, which could have a material adverse effect on our business, financial condition, and operating results. In which event, the value of an investment in us would be adversely affected.


WE HAVE NO SINKING FUND TO PROTECT SHAREHOLDERS.

         There will be no sinking fund or other reserve established for the purpose of paying distributions to the holders of the shares upon dissolution or liquidation. Furthermore, outstanding preferred stock has a preference over the shares to our assets upon liquidation. As a consequence, it is possible that holders of the shares may not be able to recover any amount of their investment upon our liquidation or dissolution.

THERE MAY BE UNINSURED LOSSES.

         There is no assurance that we will not incur uninsured liabilities and losses as a result of the conduct of our business. We plan to maintain comprehensive liability and property insurance at customary levels. We will also evaluate the availability and cost of business interruption insurance. However, should uninsured losses occur, the shareholders could lose their invested capital.

WE MAY INCUR LIABILITIES TO LENDERS OR SUPPLIERS THAT WE MIGHT NOT BE ABLE TO SATISFY.

         We may have liabilities to affiliated or unaffiliated lenders or suppliers. These liabilities would represent fixed costs which would be required to be paid regardless of the level of business or profitability experienced by us. There is no assurance that we will be able to pay all of our liabilities. Furthermore, we are always subject to the risk of litigation from licensees, suppliers, employees, and others because of the nature of our business. Litigation can cause us to incur substantial expenses and, if cases are lost, judgments and awards can add to our costs.

WE HAVE NOT PAID ANY DIVIDENDS AND IN THE FORESEEABLE FUTURE WE EXPECT THAT THERE WILL BE A LACK OF DIVIDENDS.

         To date, we have not paid any dividends. We are not currently restricted from paying cash dividends We are under no obligation to declare any dividends, and if we do, outstanding Preferred Stock has a dividend preference over the Shares. We do not anticipate the payment of any dividends on the Shares or the Preferred Stock in the foreseeable future, although if cash flow in the future is available, we would consider the declaration and payment of dividends.

WE HAVE BROAD DISCRETION AS TO THE USE OF PROCEEDS.

         Our management shall have wide discretion as to the exact allocation, priority and timing of the allocation of funds raised from this offering. The allocation of the Proceeds of the offering may vary significantly depending upon numerous factors, including the success that we have marketing our services. Accordingly, we will have broad discretion with respect to the expenditure of the net proceeds of this offering.

THERE IS VOLATILITY IN THE SHARES OF LOW PRICED STOCKS AND IN THE STOCK MARKET.

         If a public market develops for the shares, many factors will influence the market prices. The shares will be subject to significant fluctuation in response to variations in operating results, investor perceptions, supply and demand, interest rates, general economic conditions and those specific to the industry, developments with regard to our activities, future financial condition and management.

THERE ARE RISKS RELATING TO LOW-PRICED STOCKS WHICH MAY AFFECT US.

         If our stock does not get listed or being listed, if it gets de-listed, if the price of our common stock falls below $5.00 per share, trading in such securities might also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker/dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker/dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker/dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker/dealers by such requirements may discourage broker/dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers in this offering to sell their securities in the secondary market. Disclosure is also required to be made about commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing penny stock restrictions will not apply to our securities if such securities have certain price and buying information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. If we are successful in raising at least $4 million, now, or at some time in the future, our securities would qualify for the exemptions from the penny stock restrictions. Otherwise we will remain subject to Section 15(b)(6) of the Exchange Act governing these penny stock restrictions. If our securities were subject to the existing rules on penny stocks, the market liquidity for our securities could be adversely affected.


                                 USE OF PROCEEDS

         We estimate that the net proceeds from this offering, after deducting offering expenses of approximately $400,000, will be approximately $49,600,000 if we receive the maximum amount. We plan to use these proceeds to increase our marketing efforts, upgrade our technology infrastructure add personnel, expand our operations, and provide additional working capital. If we raise less than the maximum amount, then we intend to carry out a portion of our plan, as long as we receive at least the minimum amount. In the table below, we have detailed the amount that we will spend on each item if we receive the maximum or minimum amount of funding.

                                            MINIMUM AMOUNT     MAXIMUM AMOUNT
                                              REQUIRED         OF NET PROCEEDS
                                              --------         ---------------
     Company Proceeds from
     The Offering                             $250,000          $50,000,000
     Less: Offering Expenses                        -0-            -400,000
                                              --------         ------------

     Net Proceeds from
     Offering                                 $250,000          $49,600,000
                                              --------          -----------

     Use of Net Proceeds:                      $62,500          $11,000,000
     Internet marketing                            -0-            7,600,000
     Traditional marketing                      50,000            2,000,000
     Web Site Development                       25,000            5,000,000
     Operations                                 62,500           10,000,000
     Personnel                                     -0-            2,000,000
     Expansion                                  50,000           12,000,000
                                              --------          -----------
     Working capital
     Total Use of Net                         $250,000          $49,600,000
     Proceeds                                 ========          ===========

         We have not determined the timing and exact amounts of operating expenditures at this time. We anticipate that proceeds from the offering, combined with current working capital and operating revenue, should be sufficient to allow us to continue operating for the foreseeable future. If we receive significantly less than the maximum amount, we believe that we will have sufficient funding to continue operations for the foreseeable future, although we will have to reduce the rate at which we expand our business.

          We plan to use a significant portion of the funding to allow us to conduct Internet and traditional marketing of our products and services, subject to all applicable regulations. Internet marketing may include banner ads, strategic search placements including Internet Name, news groups, chat rooms, bulletin boards, press releases, and targeted email. Traditional marketing may include radio, cable or print, targeted mailing or phone calls, and cold calling.

           We expect offering expenses to include legal and accounting expenses, registration and "Blue Sky" fees, printing costs, document delivery costs, order fulfillment, transfer agent fees, and similar costs.

             We plan to use a portion of the funding as salaries for additional key personnel, working capital and for general business purposes including accounts payable when cash flow is insufficient for these purposes. The specific amounts to be allocated to working capital and other purposes will be in our discretion. We reserve the right to alter our use of proceeds depending on business conditions which are unforeseen at this time.

         Because we anticipate selling the shares through the efforts of our officers and directors, the numbers above do not include any deductions for selling commissions. If broker/dealers are used in the sale of shares, up to 10% of any gross proceeds raised in this offering will probably be payable to one or more NASD registered broker/dealers. In such event, net proceeds to us will be decreased and the use of proceeds may be correspondingly reallocated in our sole discretion. There are no current agreements, arrangements, or other understandings in connection with any of the foregoing.

         Until we reach the minimum offering, subscription funds will be held in an interest-bearing escrow account. Once we reach the minimum offering, the funds will be released from escrow and used according to the plan above. To the extent that the net proceeds are not used immediately, we intend to invest them in short-term, investment-grade, interest-bearing securities. We do not intend to use any proceeds to make loans to officers or directors.


                                 CAPITALIZATION

         This table represents our capitalization as of June 30, 2000 as adjusted to give effect to this offering.


                                                                          SHARES      SHARES
                                                                          MAXIMUM     MINIMUM SOLD
                                                        ACTUAL            ADJUSTED    ADJUSTED
                                                        ------            --------    --------
     Stockholders' Equity
       Preferred Stock, $.001 par value
         Authorized 20,000,000
         Issued and Outstanding -No shares
       Common Stock, $.001 par value
         Authorized-200,000,000 Shares
         Issued and Outstanding -111,666,243 Shares     $   111,666
                    111,691,243 Shares                                                      $111,691
                    116,666,243 Shares                                       $116,666
     Additional Paid in Capital-                        $ 2,699,840        52,699,840      2,949,840
     Deficit Accumulated                                ($1,898,353)       (1,898,353)    (1,898,353)
     Treasury Stock                                          (5,000)           (5,000)        (5,000)
                                                        ------------       -----------   ------------

     TOTAL STOCKHOLDERS EQUITY                             $908,153       $50,913,153     $1,158,178
                                                        ===========       ============   ============



                                    DILUTION


           We were initially capitalized by the sale of common stock to our founders. The following table sets forth the difference between our founders and purchasers of the shares in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid.

         The table below assumes the minimum amount of the shares offered hereby are sold




                                SHARES ISSUED          TOTAL CONSIDERATION         AVERAGE PRICE
                                -------------          -------------------         -------------
                               NUMBER       PERCENT     AMOUNT        PERCENT         PER SHARE
                               ------       -------     ------        -------         ---------
  Existing Investors         111,666,243     99.96%     $2,811,506    91.83%           $.025
  New Investors                   25,000      0.02%       $250,000    08.17%          $10.00
                             -----------      ----      ----------    -----           -------

           Total             111,691,243       100%     $3,061,506     100%            $.028


  The table below assumes the maximum amount of the shares offered hereby are sold.

                               SHARES ISSUED            TOTAL CONSIDERATION          AVERAGE PRICE
                               -------------            -------------------          -------------
                               NUMBER        PERCENT     AMOUNT      PERCENT         PER SHARE
                               ------        -------     ------      -------         ---------

  Existing Investors         111,666,243     91.78%     $2,811,506    5.32%            $.025
  New Investors                5,000,000      4.29%    $50,000,000   94.68%           $10.00
                             -----------      ----      ----------    -----           -------

           Total(1)          116,666,243      100%     $52,811,506     100%            $0.45
                             -----------      ----      ----------    -----           -------

         As of June 30, 2000, the net tangible book value of our common stock was $908,153 or $0.008 per share based on the 111,666,243 shares outstanding. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the number of shares. After giving effect to the sale by us of 5,000,000 shares at an offering price of $10.00 per share our pro-forma net tangible book value as of that date would be $50,908,153 or $0.44 per share, based on the 116,666,243 shares outstanding at that time. This represents an immediate dilution (i.e. the difference between the offering price per share of common stock and the net tangible book value per share of common stock after the offering) of $9.56 per share to the new investors who purchase shares in the offering ("New Investors"), as illustrated in the following table (amounts are expressed on a per share basis):

(1) Calculations concerning dilution are based on an assumption of the offering being fully subscribed.


The following table represents the dilution per share based on the percentage sold of the total amount of shares being offered.

                                                   SHARES             SHARES
                                                   MINIMUM SOLD      100% SOLD
                                                   ------------      ---------
Offering price.............................        $10.00             $10.00
Net tangible book value                            $0.008             $0.008
Increases attributable to the offering...          $0.028              $0.45
                                                   ------             -----
Net tangible book value
after giving effect to the offering.......          $0.04             $0.44
                                                   -----              -----
Per share Dilution to new investors.......          $9.96             $9.56
Percent Dilution per share                           99%                95%


       We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our Board if Directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

                                    BUSINESS

OVERVIEW

       I Shop No Markup.com Inc. was incorporated on August 20, 1999 under the laws of the State of Nevada for the purpose of developing a shopping mall in the Internet. We expect to offer products on the Internet by providing goods directly from the supplier, at no markup to the purchaser. We expect to generate revenues by charging a transaction fee, through advertising, earning a shipping markup, collecting database revenues and generating demographic date sales. We will not carry inventory. Our initial phase of our business plan will focus on marketing of automotive accessories, books, computers, software, music, and videos due to the proven popularity of purchasing these items on the Internet.


REVENUE MODEL

In the (B2C) Market, iShop generates revenue by:

(1) charging standard transaction fees,
(2) collecting Save Engine(TM) licensee fees,
(3) earnings a shipping markup;
(4) charging advertising fees,
(5) collecting database revenues,
(6) generating demographic data sales (1)
(7) earning volume discounts from suppliers/manufactures,
(8) earned interest on revenue held in our accounts (float) and
(9) fee earned from consumer finance.

1. DEMOGRAPHIC DATA SALES: Highly refined and detailed mailing lists that iShop compiles on its consumers and visitors that get resold to marketing companies, et. al.

         Consumers also select the frequency of e-mails either once week or once a month.

         The records of the United States Patent and Trademark office show that an application for registration of ISHOPNOMARKUP was filed in the office; that the application was examined and the determined to be in compliance with the requirements of the law and with the regulations prescribed by the Commissioner of Patents and Trademarks; and that the application entitled to registration of the mark under the Trademark Act of 1946, as amended.


         We have signed letters of intent with suppliers of products to list approximately 1,892,664 products on our web site. Approximately 800,000 products are available for sale on our web site. We believe we will eventually offer millions of products from thousands of suppliers direct to the public at no markup, enabling us to provide the lowest prices anywhere on or off the Internet.


         We maintain corporate headquarters in Garden City, New York, and also have branch offices in Hon Kong, Singapore and Sydney, Australia, Bristol, England, and Tokyo, Japan. International offices were arranged through an agreement with Mr. Ian Noakes, International Vice President for DTL. He is entitled to 25,000 stock options for each office he opens for IshopNoMarkup.com, overseas.

TIME LINE FOR WEB SITE DEVELOPMENT

       Our current web site offers approximately 800,000 products for sale to consumers from various manufactures. We anticipate conducting mass e-mails and other marketing programs to potential consumers to generate sales.

       We believe that if the maximum offering is sold, then the proceeds of this offering will be sufficient to fund our initial marketing plan, capital expenditure and working capital needs for the next twelve months. We may commence additional private or public offerings of our securities to raise additional funds necessary for our expansion.

                  We expect to generate revenues from standard transaction fees that are built into the customer price, from advertising fees and other revenue sources listed above. We intend to offer millions of products direct from the suppliers to a world wide base of consumers at no mark up. This will enable us to provide the lowest retail prices.

TRADITIONAL SALES MODEL VERSUS THE COMPANY'S SALES MODEL

                  The traditional retail model for selling products involves a manufacturer who sells to a distributor, who in turn marks up the product and sells to the wholesaler, who marks up the product and sells to the retailer, who marks up the product and sells to the consumer. Through this traditional sales model the product can be marked up by 400% before reaching the consumer.

                  Retail outfits charge much higher markups than Internet retailers, although there are Internet retailers that also mark up heavily. The following is a comparison to the biggest discount providers on the Internet (and not to the big markup retailers because their prices will be too high to be considered competition):



                                       MUSIC CD'S                                      AUTOMOTIVES:
                                     JAMES BROWN'S     VIDEOS:      BOOKS               SONY CD
                                       ALL TIME       THE 13TH     ACT! 4      DVDS:  CHANGER MODEL#
                                    GREATEST HITS      FLOOR        BIBLE     MATRIX    CDX-606
------------------------------------------------------------------------------------------------------

  IshopNoMarkup.com                    $12.89          $6.14       $26.24     $13.83      $178.12
  Borders.com                          $13.58                      $31.99
  Amazon.com                           $13.99          $12.95      $31.99     $17.49
  CDNow.com                            $13.49          $11.96                 $19.98
  SHOP@AOL 800.COM                                     $12.45
  BARNES&NOBLES.COM                                                $39.99
  POWELL'S BOOKS.COM                                               $39.99
  EXPRESS.COM                                                                 $17.49
  DISCOUNT CAR STEREO.COM                                                                 $239.00
  CIRCUITCITY.COM                                                                         $219.95
  SOUND DISTRIBUTORS.COM                                                                  $235.00
------------------------------------------------------------------------------------------------------

         NOTE: Each item was compared to three competitors in that category. The empty spaces are due to the other sites not having the product for comparison.

               IShopNoMarkup.com's prices include the $1.50 transaction fee that is charged on every item. Ishop has been lower in prices in most comparison, but not 100% of the times.

               All Comparison's are correct as of August 22, 2000.

EMPLOYEES

             As of June 30, 2000, we had 26 employees. We intend to use a portion of the proceeds of this offering to pay salaries to employees, including our officers. We intend to hire up to thirty additional employees in the two months following close of this offering.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our common stock as of June 30, 3000, by (I) each person (including any "group" as that term is used in Section13(d)(3) of the Securities Act of 1934 (the "Exchange Act") who is known by us to own beneficially 5% or more of the common stock (ii) each of our directors, and (iii) all directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to such shares. The total number of common shares authorized is 200,000,000 shares, each of which has $.001 per value. 111,666,243 common shares and no preferred shares have been issued and are outstanding




                                                         COMMON                      COMMON
                                    PREFERRED      SHARES BENEFICIALLY         SHARES BENEFICIALLY
                                    STOCK         OWNED PRIOR TO OFFERING     OWNED AFTER OFFERING(2)
NAME OF OWNER(1)                    NUMBER         NUMBER        PERCENT       NUMBER        PERCENT
----------------                    ------         ------        -------       ------        -------

Anthony Knight                                     49,500,000       44%        49,500,000       40%

Yousef Neissani                                    45,185,532       40%        45,185,532       37%

Moussa Yeroushalmi                                  2,303,472        2%         2,303,472      1.9%

All Officers and Directors as a group              96,989,004       87%        96,989,004       80%

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Assumes the issuance of 5,000,000 shares offered by this prospectus and that no officer, director, or current shareholder purchases shares in the offering.



  STOCK OPTIONS OWNED
  -------------------

  NAME                                                 NUMBER                 OPTION PRICE
  ----                                                 ------                 ------------
  Vito Moron                                             150,000                     $.50
  Ian Noakes                                             150,000                     $.50
  David Nick DiLucia                                     150,000                     $.50
  Bradford Hill                                           50,000                     $.50
  Warren Weiss                                            40,000                     $.50
  Mona Sharaf                                              3,288                     $.50
  Radni Davoodi                                           13,995                     $.50
  Moussa Yeroushalmi                                   3,300,000                     $.50
  Zahid Qureshi                                          100,000                     $.50
  Peter Moalem                                           100,000                     $.50
  Bat Colangeli                                          120,000                     $.50
  Danny & David Meyezadeh                                  3,000                     $.50
  Giselle Vital                                            5,000                     $.50
  Nasir Sharifi                                           50,000                     $.50
  Robert Abedi                                             1,500                     $.50
  Harriet Vam Vouris                                       4,000                     $.50
  Ron Abrahams                                             1,000                     $.50
  John Simonetti                                          40,000                     $.50
  Jack Esakharian                                          1,000                     $.50
  George Mason                                             1,000                     $.50
                                                      ------------
                                                      4,283,783

(1) Consists solely of ten year options to acquire this number of shares at an exercise price of $0.50 per share.

                                   MANAGEMENT
                                   ----------

          There are currently three (3) occupied seats on the Board of Directors. The following table sets forth information with respect to the directors and executive officers.


                                                                        DATE SERVICE
   NAME                       AGE            OFFICE                      COMMENCED
   ----                       ---            ------                      ---------
Anthony Knight                33        Chairman of the Board              8/20/99

Moussa Yeroushalmi            45        Chief Executive Officer,          10/15/99
President

Yousef Neissani               47        Chief Financial Officer &          8/20/99
                                        Vice Chairman to the Board of
                                        Directors



         All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Our officers serve at the discretion of the Board of Directors.

                 THE OFFICERS AND DIRECTORS ARE SET FORTH BELOW.

ANTHONY KNIGHT - CHAIRMAN OF THE BOARD -

         Anthony Knight is the Chairman of the Executive Board of iShopNoMarkup.com, Inc. Mr. Knight has also been a consultant to public & private companies.

         Mr. Knight is also the Director of Policy and Programming of C1line.com, Inc., a Business to Business and Business to Consumer Internet Company specializing in construction on line. He has previously worked at Lehman Brothers, holds a BA in Economics and a 4th Degree Black Belt from the US Olympic team coach.

         Mr. Knight has received commendations from US & State Senators, New York's Governor Pataki, NY DA Brown, City Council and Assembly members, and has been repeatedly featured in Newsday and other newspapers and national magazines for his charity works.

MOUSSA YEROUSHALMI - CHIEF EXECUTIVE OFFICER, PRESIDENT

         Moussa Yeroushalmi is the Chief Executive Officer of iShopNoMarkup.com. Mr Yeroushalmi is also the Chairman of C1line.com, a startup business to business and business to consumer Internet Web Site that links contractors with construction jobs, sub-contractors, equipment, insurance, bonding and online bidding for residential, commercial and municipal jobs.

         Mr. Yeroushalmi has an honorary degree from MIT in Civil Engineering for his design and publication of pre-fabricated vertical joints and he has also received a Masters Degree in Civil Engineering from Drexel University and a Bachelor of Sciences in Civil Engineering from Villanova University.

         Mr. Yeroushalmi has been a structural design supervisor at Bechtel Corp. for the world's largest nuclear project, at that time. He later became project manager and supervisor of several other nuclear power plants including Stone and Webster, Bergen Patterson Power Plant Ca. and Ebasco Power Corp. Mr. Yeroushalmi has built, owned and has been a participant in corporations that control over 400 shopping centers, medical centers, office buildings, apartment buildings as well as 176 homes, libraries, colleges schools and a host of other municipal projects.

          Mr. Yeroushalmi has successfully negotiated multi-million dollar contracts with the Marathon Administration in Washington, D.C., New York School Authority, Health and Hospitals of the State of New York, The Dormitory Authority and the Housing Authority.



YOUSEF NEISSANI- CHIEF FINANCIAL OFFICER -

          Yousef Neissani is the CFO of iShopNoMarkup.com, Inc. For the past 14 years Mr. Neissani has developed a national distributorship, wholesale and retail operation servicing many states across the US form warehouses in New York and Connecticut.

         Mr. Neissani is the sole owner and CEO of USS Distributors, an auto electronics distributorship carrying tens of thousands of products from many brand name manufacturers. As such Mr. Neissani has forged invaluable relationships with manufacturers that do regular business with USS. He also imports products that are manufactured under the USS brand name. Mr. Neissani has B.S. in Math, specializing in computer science and brings a wealth of knowledge and experience in merchandising to iShop.

IAN L. NOAKES - V/P INTERNATIONAL OPERATIONS-

          Ian Noakes is the director of the Company's operation and offices in Australia, Hong Kong ,Singapore and Tokyo. Mr. Noakes has been successfully involved in Project Management with multi-national companies. His responsibilities included Country Management roles subsidiaries of multi-national companies.

          Mr. Noakes has helped successfully grow profitable businesses in the Australian telecomm sector, including businesses that now have over 70% of the Australian telecomm equipment sales market with current volume exceeding 80 million dollars via major Australian manufacturer and business partner.

         Mr. Noakes is the regional director of the Singapore based Concentric Asia Pacific and has been involved with the company since 1993. He has been a managing director at Gruntfo Pumps, Director of Sales and Marketing Development of West Pharmaceuticals and Cooper Industries, both based in Singapore. Mr. Noakes holds a bachelor of Mechanical Engineering from Sydney University and has worked for multinational corporations in executive capacities in Jakarta, Indonesia, Hong Kong and Japan. Mr. Noakes speaks fluent Japanese.

                                 ADVISORY BOARD

MICHAEL A. GUMPORT - MEMBER OF ADVISORY BOARD

          Until Oct., 1999 Mr. Gumport was Chief Financial Officer and Director of FED CORP.. a Kodak licensee, IBM partner and late venture phase leader in opt-electronics where he was instrumental in finalizing agreements for FED's final stages of Pre public funding. Formed in 1992, FED has received over $35 million in government contracts and nearly $35 million in private investments and has now finalized technical, commercial, and financial partnerships with key industry leaders. In addition Mr. Gumport played a key roll in initial public offering of Emagin Corp which is currently traded on AMEX under EMA.

         Mr. Gumport was instrumental in the company's strategic development and successful funding. In addition to his position as Director of FED, he also serves as a Director of Sage, Inc. Sage is a leader in flat panel interface chip technology. And with Mr. Gumport's dedicated expertise Sage successfully IPO'ed in November 1999 and trades on the NASDAQ National Market under the Symbol:
SAGI. FED also intends to be a publicly traded company and Mr. Gumport has been a significant contributor to its success since 1995.

         Previously, Mr. Gumport served as Senior VP and Senior Analyst, Semiconductors, for Lehman Brothers from 1990 through 1998. In addition to research coverage of chip industry leaders, he actively assisted in over $5 billion in chip industry financings and was awarded Lehman's "Most Innovative" financial instrument cash reward.

         Financings included funding for Alliance Semiconductor, Hallmark, Integrated Device Technology, International Rectifier, Ramtron,
STMicroelectronics, and Xilinix. Mr. Gumport also supported financings for Intel, Alpha Tec, ASE Test, LSI Logic, and Vitesse. Mr. Gumport organized the Lehman Tech. Expo.


         Mr. Gumport was ranked by institutional invstor Magazine among the top semiconductor analysts from 1984 to 1994 and was ranked #1 by the Wall street Journal for earnings accuracy in 1997. Mr. Gumport received his MBA from Columbia Business School in 1976 and his BA from Amherst College in 1973. With a track record of two recently successful IPO and pre-IPO financings and over $5 billion on Financings with Lehman Brothers, Mr. Gumport brings a wealth of knowledge, experience and know-how to iShopNoMarkUp.com.


                             EXECUTIVE COMPENSATION

          The following table sets forth the past year's remuneration for our Officers and Directors.

NAME                          CAPACITIES IN WHICH                AGGREGATE
                             REMUNERATION WAS RECEIVED          REMUNERATION
                             -------------------------          ------------

Anthony Knight                Chairman of the Board               $112,427

Moussa Yeroushalmi            Chief Executive Officer              $23,250

Yousef Neissani               Chief Financial Officer              $46,250



          Directors receive no cash compensation for their services to us as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. Outside directors may receive a nominal salary in the future.

EMPLOYMENT AGREEMENTS

          We have entered into written employment agreements with our officers and key employees which set forth the terms and conditions of their employment. All employment agreements provide that the executive officers may resign at any time, and that we may terminate the officer or employee at any time.


STOCK OPTIONS

1999 STOCK OPTIONS PLAN
-----------------------

          The Company has adopted a 1999 Stock Option Plan (the "Plan"), which provides for the issuance of options to purchase up to 5,000,000 shares of Common Stock. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of the Company's business. The Plan is administered by the Board of Directors or a compensation committee consisting of two or more non-employee directors, if appointed ("Committee"). At its discretion, the Committee may determine the persons to whom Options may be granted and the terms thereof. In addition, the

Committee may interpret the Plan and may adopt, amend and rescind rules and regulations for the administration of the Plan as of June 30, 2000, 4,283,783 options to purchase shares of Common Stock had been granted under the Plan.

DIRECTORS' COMPENSATION

          Our Board of Directors presently consists of three members. The board of Directors may be expanded in the future.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

          Under Nevada Corporation Law and the Company's Articles of Incorporation, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit,(iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serous injury to the corporation or is shareholder, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase, or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

          The effect of this provision in our Articles of incorporation is to eliminate our rights and our stockholders' rights (through stockholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate our rights or any stockholder's right to seek non-monetary relief such as an injunction or rescission in the event of a breach of director's duty of care. In addition, our Articles of Incorporation provide that if Nevada law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada Corporation Code grants corporations the right to indemnify their directors, officers, employees, and agents in accordance with applicable law. Our Bylaws provided for indemnification of such persons to the full extent allowable under applicable law. These provisions will not alter the liability or the directors under federal securities laws.

          We intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorney's fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1993, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1993, as amended, and we will be governed by the final adjudication of such case.

          As is permitted by, and subject to certain limitations stated in, the Nevada Corporations Code, our bylaws give our Board of Directors the power to adopt, amend, or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend, or repeal our bylaws.

DIRECTORS AND OFFICERS INSURANCE

          All officers and directors have directors and officers ("D &O") liability insurance.

KEYMAN LIFE INSURANCE

          Keyman Life insurance is expected to be purchases after the effective date of this offering in amounts up to $1 million, 50% payable to the Company and 50% payable to family beneficiaries. We are planning to purchase such insurance towards the cross purchase of shares from the estate of an officer or director and to provide us with the capital to replace the executive loss (executive search for successor, etc.).

                              CERTAIN TRANSACTIONS

          Big Y Alarm and Security, Inc., d/b/a USS Distributors, intends to include its products on the Company's web site. Mr. Yousef Neissani is an officer, director and shareholder of Big Y Alarm as well as an officer, director and shareholder of the company. The Big Y Alarm products will be offered on the Company's web site on the same terms as other product manufacturers.

          The Company has a business relationship with Web Pro Presentations, which performs multi media and web design production on behalf of the Company. Coleen Brockup, is the spouse to Scott Brockup, who served the Company as VP/Sales and Marketing. Coleen owns web Pro Presentations. Scott Brockup's employment was terminated on June 16,2000. Therefore any subsequent business relationship will be an arm's length transaction.

          The Company retains Knight Mitchell International, Inc. (KMIBC) for consulting purposes. Some of Ishop directors and shareholders hold controlling interest in KMIBC, a privately held company that performs business and financial consulting. Knight Mitchell International Business Corporation owns a 50% interest in First Western International Business Corporation, which is engaged in international trade commerce and project finance and from time to time may be used to assist company.

          The company owns a 49% stake inC1line.com, Inc. Moussa Yeroushalmi, Anthony Knight and Yousef Neissani, who serve as directors for the company, serve C1line.com as its President, Chief Executive Officer and Vice President, respectively. PSY Trading, Inc., a corporation owns and operated by its President, Moussa Yeroushalmi, owns 51% stake in C1line.com, Inc.

                           DESCRIPTIONS OF SECURITIES

          All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete an is subject to applicable Nevada law and to the provisions of our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus. We are authorized to issue 200,000,000 shares, at $0.001 per value per share. As of the date of this prospectus there are 111,666,243 common shares issued and outstanding and 20,000,000 shares of Preferred Stock effect to the maximum offering, the issued and outstanding capital common stock of the Company will consist of 116,666,243 common shares. See "Capitalization".

          The Company has no stock option plan or similar plan which may result in the issuance of stock options, stock purchase warrants, or stock bonuses other than the Company's 1999 Stock Option Plan adopted by the Company pursuant to which an aggregate of 5,000,000 shares of Common Stock have been reserved for issuance. Options to purchase 4,283,783 shares have been granted under the Plan as of June 30, 2000.

COMMON STOCK

          We are authorized to issue 200,000,000 shares of Common Stock, $0.001 par value per share, of which 111,666,243 shares are issued and outstanding. Holders of Common Stock are entitled to dividends when, as, and if declared by the Board of Directors out of funds available for that purpose, subject to any priority as to dividends for Preferred Stock that may be outstanding.

          YOU HAVE THE VOTING RIGHTS FOR YOUR SHARES. You and all other holders of common stock re entitled to one vote for each share held of record on all matters to be voted on by stockholders. You have cumulative voting rights with respect to the election of directors, with the result that your vote will allow you a proportionate representation on the Board of Directors.

          YOU HAVE DIVIDEND RIGHTS FOR YOUR SHARES. You and all other holders of common stock are entitled to receive dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available, based upon the percentage of our common stock you own. We will not pay dividends. You should not expect to receive any dividend income from an investment in shares.

          YOU HAVE RIGHTS IF WE ARE LIQUIDATED. Upon our liquidation, dissolution or winding up of affairs, you and all other holders of our common stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding common stock and the common stock offered hereby are, when issued in exchange for the consideration paid as set forth in the Prospectus, will be fully paid and non-assessable. Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of your shares.

          YOU HAVE NO RIGHT TO ACQUIRE SHARES OF STOCK BASED UPON THE PERCENTAGE OF OUR COMMON STOCK YOU OWN WHEN WE SELL MORE SHARES OF OUR STOCK TO OTHER PEOPLE. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares, result in a dilution of our percentage ownership that you hold.


PREFERRED STOCK

         We are authorized to issue 20,000,000 shares of Preferred Stock. No shares of Preferred Stock are presently issued and outstanding.

          Our Articles of Incorporation provide that the designations, preferences, limitations, restrictions, and relative rights of the Preferred Stock, and variations in the relative rights and preferences as between different series, shall be established in accordance with the General Corporation Law of Nevada by the Board of Directors.

          Except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power. Dividends are payable solely at the option of the Board of Directors, and there is no requirements that any dividend be declared or paid with respect to any class of stock.

                        SHARES ELIGIBLE FOR FUTURE SALES


          Upon completion of this offering, we will have 116,666,243 shares issued and outstanding, assuming all the shares offered herein are sold. The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate" (as that term is defined under the Act) who will be subject to the resale limitations of Rule 144 promulgated under the Act.

          There will be approximately 111,666,243 shares outstanding, that are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.

          The common stock owned by insiders, officers and directors are deemed "restricted securities" as that term, is defined under the Securities Act and in the future may be sold under Rule 144, which provides, in essence, that a person holding restricted securities for a period on one (1) year may sell every three
(3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of our issued and outstanding common stock or (b) the average weekly trading volume of the common stock during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of common stock without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two (2) year holding period. Additionally, common stock underlying employee stock options granted, to the extent vested and exercised, may be resold beginning on the ninety-first day after the Effective Date of a Prospectus, or Offering Memorandum pursuant to Rule 701 promulgated under the Securities Act.

          As of the date hereof and upon completion of the offering, approximately 78,333,757 of our common stock (other than those which are qualified by the SEC in connection with this offering) are available for sale under Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the Common Stock.

          Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell as such common stock after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90 -day period, but without a holding period.

          There has been no public market for our common stock. With a relatively minimal public float and without a professional underwriter, there is no guarantee that an active and liquid public trading market, as that term is commonly understood, will develop, or if developed that it will be sustained, and accordingly, an investment in our common stick should be considered highly illiquid. Although we believe a public market will be established in the future in the future, there can be no assurance that a public market for the common stock will develop. If a public market for the common stock does develop at a future time, sales by shareholders of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and could impair our future ability to raise capital through the sale of our equity securities.

                              AVAILABLE INFORMATION

          We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 relating to the common stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us, the common stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this prospectus concerning the provisions or contents of any contract, agreement, or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved.

          The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is HTTP://WWW.SEC.GOV.

          We intend to furnish to our shareowners annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

          We will provide without charge to each person who receives a prospectus, upon written request of such person, a copy of any of the information that was incorporates by reference in the prospectus (not including Exhibits to the information that is incorporated by reference unless the Exhibits are themselves specifically incorporated by reference). Any such request shall be directed to Moussa Yeroushalmi, President of I Shop No Markup.com., 585 Stewart Avenue, 6th Floor, Garden City, N.Y. 11530, Tel. #
(516) NOMARKUP.

          Within five days of our receipt of a subscription agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted. We reserve the right to reject orders for the purchase of shares in whole or in part. Upon acceptance of each subscriber, we will promptly provide our stock transfer agent the information to issue shares.

         You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any aspect of this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "Risk Factors" section beginning on page 7. Therefore, you should not place undue reliance upon these forward-looking statements.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

                                 DIVIDEND POLICY

          We have never declared or paid cash dividends on our common stock and anticipate that all future earnings will be retained for development of our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the Company and general business conditions.

                              STOCK TRANSFER AGENT



          Our transfer agent and registrar of the common stock is:


                           HSBC BANK USA
                           Issuer Service
                           140 Broadway , Level A
                           New York, New York 10005



                                     EXPERTS

          Our consolidated financial statements as of date of inception, August 20, 1999 and for the year ending March 31, 2000 have been audited by Merdinger, Fruchter, Rosen, & Corso, p.c., 888 Seventh Avenue, New York, N.Y. 10106, independent auditors, as set forth in their report included herein also containing the unaudited statements for the quarter ending June 30, 2000 and incorporated herein by reference. Such financial statements have been included in reliance upon such report given upon their authority as experts in accounting and auditing.



                                  LEGAL MATTERS

          On July 6, 2000, James Smith, an employee sued us in Nassau County alleging wrongful termination. We intend to rigorously defend this action and are not inclined to seek an out of court settlement. The case is currently in the prediscovery stage and the ultimate resolution of the matter is not ascertainable at this time. This is a cause of action by an employee based on an employment agreement. We did terminate his contract based on his failure to perform his duties.

          There is no past, pending or, to our knowledge, threatened litigation or administrative action which has or is expected by our management to have a material effect upon our business, financial condition or operations, including any litigation or action involving our officers, directors, or other key personnel.

         The Law Offices of Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, N.Y. 11509, Tel. # (516) 371-4598, will pass upon certain legal matters relating to the offering.

NO DEALER,  SALESPERSON  OR ANY OTHER PERSON IS  AUTHORIZED  TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR ANY OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

UNTIL JUNE 30,2001 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

            TABLE OF CONTENTS

Summary....................................5
Our Company................................5
Risk Factors...............................9
Use of Proceeds...........................15
Capitalization............................16
Dilution..................................16
Business..................................18
Principal Shareholders....................20
Management................................21
Certain Transactions......................25
Description of Securities.................25
Shares Eligible for Future Sale...........27
Available Information.....................28
Dividend Policy..`........................29
Stock Transfer Agent......................29
Experts...................................29
Legal Matters.............................29
Index to Financial Statements............F-1








                           I SHOP NO MARKUP.COM, INC.












                                    5,000,000
                               SHARES COMMON STOCK
                           ($.001 PAR VALUE PER SHARE)







                             IShopNoMarkup.com, Inc.
                          585 Stewart Avenue, 6th Floor
                             Garden City, N.Y. 11530

                                  ________,2000

                    ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS

                        MARCH 31, 2000 AND JUNE 30, 2000

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS








                                    CONTENTS
                                    --------

                                                                         PAGE

INDEPENDENT AUDITORS' REPORT                                              1

CONSOLIDATED BALANCE SHEET                                                2

CONSOLIDATED STATEMENT OF OPERATIONS                                      3

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY                            4-6

CONSOLIDATED STATEMENT OF CASH FLOWS                                      7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                8-14

                          INDEPENDENT AUDITORS' REPORT




TO THE BOARD OF DIRECTORS OF ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY:

We have audited the accompanying consolidated balance sheet of Ishopnomarkup.com, Inc. and Subsidiary (A Development Stage Company) as of March 31, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from August 20, 1999 (inception) to March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ishopnomarkup.com, Inc. and Subsidiary as of March 31, 2000 and the consolidated results of its operations and its cash flows for the period from August 20, 1999 (inception) to March 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has no established source of revenue, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note
1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        MERDINGER, FRUCHTER ROSEN & CORSO, P.C.
                                        Certified Public Accountants

New York, New York
June 21, 2000



                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEET



                                                    June 30,         March 31,
                                                     2000              2000
                                                   ---------         --------
            ASSETS                                                                                              (Unaudited)
CURRENT ASSETS
  Cash and cash equivalents                          $   340,185    $   881,343
  Other receivables                                      214,255        100,000
  Prepaid and other current assets                        33,049         36,746
                                                     -----------    -----------
      Total current assets                               587,489      1,018,089
PROPERTY AND EQUIPMENT                                    92,547         65,788
GOODWILL                                                 260,719        287,689
SECURITY DEPOSITS                                         52,554           --
INVESTMENT IN AFFILIATE                                     --             --
                                                     -----------    -----------
      Total assets                                   $   993,309    $ 1,371,566
                                                     ===========    ===========
                                                     ===========    ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
      Accounts payable and accrued expenses          $    22,917    $    36,147
                                                     -----------    -----------
         Total liabilities                                22,917         36,147
                                                     -----------    -----------

COMMITMENTS AND CONTINGENCIES                               --             --

MINORITY INTEREST                                         62,239         23,577
                                                     -----------    -----------

STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value;
    20,000,000 shares authorized, 0 shares issued           --             --
  Common stock, $0.001 par value;
    200,000,000 shares authorized,
   111,666,243 shares issued and outstanding             111,666        111,283
  Additional paid-in-capital                           2,699,840      2,316,073
  Deficit accumulated during
     the development stage                            (1,898,353)    (1,115,514)
  Treasury stock                                          (5,000)          --
                                                     -----------    -----------
     Total stockholders' equity                          908,153      1,311,842
                                                     -----------    -----------

      Total liabilities and stockholders' equity     $   993,309    $ 1,371,566
                                                     ===========    ===========





              The accompanying notes are an integral part of these
                       consolidated financial statements.


                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENT OF OPERATIONS



                                                            August 20,       August 20,
                                                 Three        1999             1999
                                             Months Ended   (Inception)     (Inception)
                                                June 30,     To March 31,   To June 30,
                                                  2000          2000          2000
                                             --------------------------------------------
                                             (Unaudited)                    (Unaudited)
                                             --------------------------------------------

Revenue                                        $     5,000    $      --      $     5,000
                                               ----------    -----------   ------------

Selling, general and administrative expenses       873,130      1,176,667      2,049,797
Loss from affiliate                                  2,000           --            2,000
                                               -----------    -----------   ------------
                                                   875,130      1,176,667      2,051,797
                                               -----------    -----------   ------------
Loss from operations before interest
   income and provision for income taxes
   and minority interest                          (870,130)    (1,176,667)     2,046,797

Interest income                                     11,453         15,370         26,823

Provision for income taxes                            --             --             --
                                              -----------    -----------   ------------

Loss before minority interest                     (858,677)    (1,161,297)    (2,019,974)

Minority interest                                   75,838         45,783        121,621
                                               -----------    -----------   ------------

Net loss                                       $  (782,839)   $(1,115,514)   $(1,898,353)
                                               ===========    ===========   ============

Loss per common share - basic and diluted     $      (.007)   $      (.02)   $      (.01)
                                              ============    ===========   ============












              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                                            ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                                                                (A Development Stage Company)
                                                              STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                          Deficit
                                                                                         Accumulated
                                                                            Additional      During
                                                  Common  Stock              Paid-in      Development    Treasury Stock
                                          ------------------------------                             ------------------------------
                                             Shares           Amount         Capital         Stage    Shares    Amount      Total
                                          -------------- ---------------  ------------ ------------ -------  --------   -----------

  Balance, August 20, 1999 (inception)             --     $     --     $     --        $    --     $    --     $    --     $    --

Issuance of common stock for services
  - on October 8, 1999 at $0.001 per share   50,500,000       50,500         --             --          --          --       50,500
  - on January 15, 2000 at $0.19 per share      171,895          172       32,488           --          --          --       32,660
  - on February 15, 2000 at $0.19 per
     share                                      387,263          387       73,193           --          --          --       73,580
  - on March 13, 2000 at $0.19 per share        500,000          500       94,500           --          --          --       95,000

  Issuance of common stock for cash
  - on August 27, 1999                        1,000,000        1,000        1,500           --          --          --        2,500
  - on October 8, 1999                       50,343,425       50,343         --             --          --          --       50,343
  - on October 11, 1999                         458,070          458       86,542           --          --          --       87,000
  - on December 10, 1999                      1,159,681        1,160      219,182           --          --          --      220,342
  - on December 12, 1999                         38,157           39        7,211           --          --          --        7,250
  - on December 22, 1999                      1,438,458        1,439      271,872           --          --          --      273,311
  - on December 23, 1999                         26,315           26        4,973           --          --          --        4,999
  - on December 26, 1999                         33,333           33       24,966           --          --          --       24,999
  - on December 30, 1999                         40,000           40        7,560           --          --          --        7,600
  - on January 13, 2000                           7,333            7        5,493           --          --          --        5,500
  - on January 15, 2000                         131,578          132       24,868           --          --          --       25,000
  - on January 18, 2000                       1,820,717        1,821      344,123           --          --          --      345,944
  - on February 2, 2000                         105,260          105       19,895           --          --          --       20,000
  - on February 10, 2000                        115,260          115         --             --          --          --          115




               The accompanying notes are integral part of these
                       consolidated financial statements.


                                      - 4 -




                                                            ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                                                                (A Development Stage Company)
                                                        STATEMENT OF STOCKHOLDERS' EQUITY (Continued)


                                                                                       Deficit
                                                                                      Accumulated
                                                                         Additional   During
                                                  Common  Stock           Paid-in   Development    Treasury Stock
                                          ------------------------------                       ------------------------------
                                             Shares          Amount      Capital      Stage    Shares    Amount      Total
                                          ------------- --------------- ---------- --------- -------  --------   -----------

 - on February 15, 2000                      78,947           79      14,921           --       --        --           15,000
 - on February 18, 2000                     107,981          109      49,934           --       --        --           50,043
 - on March 13, 2000                        592,120          592     428,778           --       --        --          429,370
 - on March 31, 2000                        226,300          226     226,074           --       --        --          226,300

Issuance of common stock for 49%
  interest in C1 on December 10, 1999     2,000,000        2,000     378,000           --       --        --          380,000
Net loss                                       --           --           --      (1,115,514)    --        --       (1,115,514)
                                        -----------  -----------   ---------     ----------  -------    ------     ----------
Balance, March 31, 2000                 111,282,093      111,283   2,316,073     (1,115,514)    --        --        1,311,842

Issuance of common stock for services
- on April 4, 2000 at $1 per share           10,000           10       9,990           --       --        --           10,000
- on May 22, 2000 at $1 per share               550            1         549           --       --        --              550
- on May 18, 2000at $1 per share              7,500            7       7,493           --       --        --            7,500
- on June 14, 2000 at $1 per share            2,500            2       2,498           --       --        --            2,500

 Issuance of common stock for cash
- on April 5, 2000                           30,000           30      29,970           --       --        --           30,000
- on April 12, 2000                          10,000           10       9,990           --       --        --           10,000
- on April 18, 2000                          20,000           20      19,980           --       --        --           20,000
- on April 22, 2000                          10,000           10       9,990           --       --        --           10,000
- on April 24, 2000                           5,000            5       4,995           --       --        --            5,000
- on April 28, 2000                          10,000           10       9,990           --       --        --            1,000
- on May 3, 2000                              5,000            5       4,995           --       --        --            5,000
- on May 5, 2000                              5,000            5       4,995           --       --        --            5,000



               The accompanying notes are integral part of these
                       consolidated financial statements.


                                      - 5 -






                                                            ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                                                                (A Development Stage Company)
                                                        STATEMENT OF STOCKHOLDERS' EQUITY (Continued)


                                                                                       Deficit
                                                                                      Accumulated
                                                                         Additional   During
                                                  Common  Stock           Paid-in   Development    Treasury Stock
                                          ------------------------------                       ------------------------------
                                             Shares          Amount      Capital      Stage    Shares    Amount      Total
                                          ------------- --------------- ---------- --------- -------  --------   -----------


- on May 8, 2000                             15,000           15      14,985           --       --        --           15,000
- on May 9, 2000                              5,000            5       4,995           --       --        --            5,000
- on May 10, 2000                            20,000           20      19,980           --       --        --           20,000
- on May 11, 2000                            20,000           20      19,980           --       --        --           20,000
- on May 15, 2000                             5,000            5       4,995           --       --        --            5,000
- on May 18, 2000                             5,000            5       4,995           --       --        --            5,000
- on May 24, 2000                            20,100           20      20,080           --       --        --           20,100
- on May 26, 2000                            38,500           38      38,462           --       --        --           38,500
- on May 31, 2000                             5,000            5       4,995           --       --        --            5,000
- on June 6, 2000                            10,000           10       9,990           --       --        --           10,000
- on June 8, 2000                             5,000            5       4,995           --       --        --            5,000
- on June 9, 2000                            10,000           10       9,990           --       --        --           10,000
- on June 22, 2000                            5,000            5       4,995           --       --        --            5,000
- on June 23, 2000                           35,000           35      34,965           --       --        --           35,000
- on June 23, 2000                            5,000            5       4,995           --       --        --            5,000
- on June 27, 2000                            5,000            5       4,995           --       --        --            5,000
- on June 30, 2000                           60,000           60      59,940           --       --        --           60,000

Net loss (unaudited)                           --           --          --         (782,839)    --        --         (782,839)

Purchase back of common stock on
 June 6, 2000 at $.01 per share                --           --          --             --       500,000    (5,000)   (  5,000)
                                        ----------- -----------    -----------    --------   -------    -----------    -----------

 Balance, June 30, 2000                 111,666,243  $   111,666 $ 2,699,840    $(1,898,353)    500,000   $(5,000)   $   908,153
                                        =========== ===========    ===========    ========   =======    ===========    ===========

               The accompanying notes are integral part of these
                       consolidated financial statements.


                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                           August 20,         August 20,
                                                         Three Months        1999               1999
                                                            Ended         (inception)        (inception)
                                                           June 30,      to March 31,        to June 30,
                                                            2000              2000              2000
                                                        --------------  -------------   ------------------
                                                         (Unaudited)                       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                             $  (782,839)   $(1,115,514)   $(1,898,353)
    Adjustments to reconcile net loss to
     Net cash provided (used) by operating activities:
       Depreciation and amortization                          27,976         41,139         69,115
       Common shares issued for services rendered             20,550        262,450        283,000
       Loss attributed to minority interest                  (75,838)       (45,783)      (121,621)
       (Increase) Decrease in:
       Other receivable                                     (114,255)      (100,000)      (214,255)
       Security deposits                                       3,697           --          (33,049)
       Prepaid expenses and other current assets             (52,554)       (36,746)       (52,554)
       (Decrease) Increase in:
       Accounts payable                                      (13,230)        36,147         22,917
                                                         -----------    -----------    -----------

NET CASH USED IN OPERATING ACTIVITIES                       (986,493)      (958,307)    (1,944,800)
                                                         -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                       (27,765)       (70,966)       (98,731)
    Cash acquired in C1                                         --          115,000        115,000
                                                         -----------    -----------    -----------
NET CASH (USED BY) PROVIDED BY INVESTING ACTIVITIES          (27,765)        44,034         16,269
                                                         -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Issuance of common stock for cash                        363,600      1,795,616      2,159,216
    Purchase of treasury stock                                (5,000)          --           (5,000)
    Increase in minority interest                            114,500           --          114,500
                                                         -----------    -----------    -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                    473,100      1,795,616      2,268,716
                                                         -----------    -----------    -----------

NET (DECREASE) INCREASE IN
 CASH AND CASH EQUIVALENTS                                  (541,158)       881,343        340,185

CASH AND CASH EQUIVALENTS - Beginning of Period              881,343           --             --
                                                         -----------    -----------    -----------

CASH AND CASH EQUIVALENTS - End of Period                $   340,185    $   881,343    $   340,185
                                                         ===========    ===========    ===========

CASH PAID DURING THE PERIOD FOR:
  Interest Expense                                       $      --      $      --      $      --
                                                         ===========    ===========    ===========
  Income Taxes                                           $      --      $      --      $      --
                                                         ===========    ===========    ===========

NON-CASH INVESTING ACTIVITY:
    Issuance of stock related to acquiring a 49%
      interest in C1                                     $      --      $   380,000    $   280,000
                                                         ===========    ===========    ===========
Stock acquired for equity investment pursuant to
 subscription agreement with ITECH                       $     2,000    $      --      $     2,000
                                                         ===========    ===========    ===========



               The accompanying notes are an integral part of the
                       consolidated financial statements.
                                      - 7 -

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND JUNE 30, 2000



NOTE      1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

          BASIS OF PRESENTATION
          The accompanying financial statements include the accounts of Ishopnomarkup.com, Inc. ("Ishop"), a Nevada corporation formed on August 20, 1999 and its 49% owned subsidiary, C1line.com, Inc. ("C1"), a Nevada corporation formed on December 10, 1999. Ishop and C1 are collectively referred to as the "Company". All significant inter-company accounts and transactions have been eliminated in consolidation.

          The Company conducts its operations from offices located in Garden City, Long Island, New York.

          Effective December 10, 1999, Ishop acquired 49% of the issued and outstanding common stock of C1. As a result of the transaction, the Board of Directors of Ishop are primarily comprised of the same individuals as C1. Accordingly, although Ishop only holds a 49% equity interest in C1, Ishop controls the decision-making of C1 and, therefore, the financial statements are presented on a consolidated basis.

          The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has no established source of revenue. This factor raises substantial doubt about the Company's ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

          Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

          a) Raise additional working capital through a private placement. The private placement will be in the form of debt, equity or a convertible debenture.

          b) Seek acquisitions for the company. Acquisitions will be operating companies in the e-commerce, internet or electronic industries.

          NATURE OF OPERATIONS
          The Company is currently a development-stage company under the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") NO. 7.

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MARCH 31, 2000 AND JUNE 30,2000



NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          UNAUDITED FINANCIAL INFORMATION
          In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly its financial position as of June 30, 2000 and the results of its operations and cash flows for the three months ended June 30, 2000. These statements are condensed and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the three months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year.

          NATURE OF OPERATIONS
          Ishop was formed for the purpose of developing a shopping mall on the Internet. Ishop will offer products through its website on the Internet and provide goods directly from the supplier, at no markup to the purchaser. Ishop will generate revenues by charging a transaction fee and through advertising, and it will not carry an inventory. Ishop's initial phase of its business plan will focus on marketing of books, software, music, games and videos due to the proven popularity of these items on the Internet. It is anticipated that operating revenue will commence on or about the second quarter of the year 2000/2001.

          C1 was formed for the purpose of developing an Internet site offering businesses and consumers a full range of products and services related to the construction industry. C1 is currently a development stage company with no continuing operations. It is anticipated that revenue will commence on or about the third quarter of the year 2000/2001.

          USE OF ESTIMATES
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

          CASH AND CASH EQUIVALENTS
          The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

          CONCENTRATION OF CREDIT RISK
          The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND JUNE 30, 2000



NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          FAIR VALUE OF FINANCIAL INSTRUMENTS
          The carrying value of cash and cash equivalents and accounts payable approximates fair value due to the relatively short maturity of these instruments.

          PROPERTY AND EQUIPMENT
          Property and equipment are recorded at cost. Repairs and maintenance costs are charged to operations as incurred. Depreciation is computed using straight-line methods calculated to amortize the cost of assets over their estimated useful lives, generally five to seven years. Upon retirement or other disposition of property and equipment, the cost and related depreciation will be removed from the accounts and the resulting gains or losses recorded.

          STOCK-BASED COMPENSATION
          The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

          GOODWILL
          Excess cost over the fair value of net assets acquired (or goodwill) generally is amortized on a straight-line basis over 3 years. The carrying values of goodwill are reviewed if the facts and circumstances suggest that they may be impaired. Negative operating results and negative cash flows from operations, among other factors, could be indicative of the impairment of goodwill. If this review indicates that goodwill will not be recoverable, the Company's carrying value of goodwill would be reduced.

          ORGANIZATION COSTS
          In accordance with American Institutes of Certified Public Accountants' Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities", the Company expenses, as incurred, costs related to organizational and start-up activities.

          INCOME TAXES
          Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". Deferred income taxes, if any, are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND JUNE 30, 2000



NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          LOSS PER SHARE
          The computation of basic earnings per share ("EPS") is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect.

          The shares used in the computation were as follows:

                                        MARCH 31, 2000       JUNE 30, 2000
                                        --------------       -------------

          Basic and Diluted               43,588,852           111,474,168
                                         ===========          ============

          COMPREHENSIVE INCOME
          SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. At March 31, 2000 and for the period then ended, the Company had no such transactions.

NOTE 2 -  CORPORATE ORGANIZATION

          On December 10, 1999, Ishop acquired a 49% equity interest in C1 by issuing 2,000,000 shares of common stock at the then market price of $.19 per share, in exchange for 10,290,000 shares of C1, issued at par value of $.001. The fair value of C1 assets at December 10, 1999 was $115,000 and, accordingly, goodwill was recorded based on the excess of the fair value of stock received from Ishop ($380,000) and the 49% interest acquired in the C1 assets. Goodwill amortization expense for the period ended March 31, 2000 is $35,961, and for the three months ended June 30, 2000 is $26,970.

NOTE 3 -  PROPERTY AND EQUIPMENT

          Property and equipment consisted of the following:

                                        MARCH 31, 2000           JUNE 30, 2000
                                        --------------           -------------
         Equipment and Furniture          $  60,320                $ 98,731
         Leasehold Improvements              10,646                   --
                                          ---------                --------
                                             70,966                  98,731
         Less: Accumulated Depreciation      (5,178)                 (6,186)
                                          ---------                --------
                                          $  65,788                $ 92,545
                                          =========                ========

          Depreciation expense for the year ended March 31, 2000 is $5,178, and for the three months ended June 30, 2000 is $1,008.

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND JUNE 30, 2000



NOTE 4 -  INCOME TAXES

          The components of the provision for income taxes for the period from August 20, 1999 (inception) to March 31, 2000, are as follows:

          Current Tax Expense
               U.S. Federal                                        $        --
               State                                                        --
                                                                   -------------
          Total Current                                                     --
                                                                   -------------

          Deferred Tax Expense
               U.S. Federal                                                 --
               State                                                        --
                                                                   -------------
          Total Deferred                                                    --
                                                                   -------------

          Total Tax Provision (Benefit) from
               Continuing Operations                               $        --
                                                                   =============

          The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

          Federal Income Tax Rate                                        34.0%
          Effect of Valuation Allowance                              (   34.0)%
                                                                    ---------
          Effective Income Tax Rate                                       0.0%
                                                                    ===========

          At March 31, 2000, the Company had net carryforward losses of approximately $1,115,000. Because of the current uncertainty of realizing the benefits of the tax carryforward, a valuation allowance equal to the tax benefits for deferred taxes has been established. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period.

          Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of March 31, 2000 are as follows:

          Deferred Tax Assets
           Loss Carryforwards                                      $    378,000

           Less:  Valuation Allowance                               (   378,000)
                                                                   ------------
           Net Deferred Tax Assets                                 $       --
                                                                   ============

          Net operating loss carryforwards expire in 2020.

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND JUNE 30, 2000


NOTE 5 -  RELATED PARTY TRANSACTIONS

          An officer, director and shareholder of the Company individually owns another company that includes its products on the Company's website. Such products will be marketed to the public at terms and conditions no different than other product vendors.

          The Company has a contract with a consulting firm whereby another officer, director and shareholder of the Company is an owner of the consulting firm. This firm has primarily been retained to actively solicit additional vendors to bring products to the Company's website.

          Certain web design production and multi-media production is performed by an entity owned by the spouse of the Company's VP/Sales and Marketing.

          Included in other receivables are two demand $50,000 loans with interest at 10% to development stage entities that the Company is currently negotiating to acquire an interest in. To date, negotiations have not been finalized (see Note 6).

          The Company leases office space to these entities at fair market rates.

NOTE 6 -  EQUITY INVESTMENT

          During the quarter ended June 30, 2000, the Company acquired, at 16.39% interest, in Itechinternet.com, Inc. (Itech) for $2,000. Itech is a development stage entity dedicated to developing, creating and providing the maintenance of websites specifically devoted to e-commerce. Itech rents office space from the Company and reimburses the Company for employees that provide service to Itech. For the three months ended June 30, 2000, Itech incurred a net loss approximating $96,000 and since inception has incurred net losses approximating $101,000. At June 30, 2000, Itech owed the Company $113,111, including interest at 10%. This amount is included in other receivables.

          Certain shareholders of the Company are also individual shareholders of Itech.

NOTE 7 -  COMMITMENTS AND CONTINGENCIES

          The Company, effective April 2000, committed to a lease for all of its office space, through October 2002.

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND JUNE 30, 2000



NOTE 7 -  COMMITMENTS AND CONTINGENCIES (Continued)

          The following is a schedule by years of future minimum annual rental payments required under the lease.

                        March 31, 2001           $   339,456
                        March 31, 2002           $   350,064
                        March 31, 2003           $   175,032

          Rental expense was $22,800 for the year ended March 31, 2000, and $49,494 for the three months ended June 30, 2000 (see Note 5).

NOTE 8 -  OPTIONS

          The Company adopted an option plan "1999 Stock Option Plan" which provides for the issuance of options to purchase up to 5,000,000 shares of Common Stock. The plan was established to provide employee incentives. At March 31, 2000, 1,557,283 options were granted (with an exercise price of $.50), none have been exercised. Stock options expire primarily in ten years from the date granted and vest over service periods that range from 1 1/2 to 10 years. The weighted average fair value of options granted during the period ended March 31, 2000 estimated on the date of grant using the Black-Sholes option-pricing model was $-0-. The fair value of 2000 options granted is estimated on the date of grant using the following assumptions: expected volatility of 1%, risk-free interest rate of 6.0%, and an expected life of ten years.

                                    APPENDIX

For Office Use Only:

--------------------------------------------------------------------------------
Broker/Dealer Name & Address


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Investor:


Investor #:
--------------------------------------------------------------------------------

                                  SUBSCRIPTION
                                   AGREEMENT
                                      For
                           I SHOP NO MARKUP.COM,INC.

                         Common Stock ($10.00 per share)

Persons interested in purchasing common stock of I Shop No Markup.com, Inc. must complete and return this Subscription Agreement along with their check or money order to:

I SHOP NO MARKUP.COM, INC.
585 STEWART AVENUE, 6TH  FLOOR
GARDEN CITY, N.Y. 11530 ("THE ISSUER") ("THE COMPANY")

Subject only to acceptance hereof by the issuer, in is discretion, the undersigned hereby subscribes for the number of common shares and at the aggregate subscription price set forth below.

An accepted copy of this Agreement will be returned to the Subscriber as a receipt, and the physical stock certificates shall be delivered to each Investor within thirty (30) days of the Close of this offering.

     SECURITIES OFFERED - The Company and selling shareholders are offering 5,000,000 shares ($.001 par value per share) at $10.00 per share.

     MINIMUM SUBSCRIPTION - In connection with this subscription the undersigned hereby subscribes to the number of common shares shown in the following table.

           ALL SUBSCRIBERS - THE MINIMUM SUBSCRIPTION IS 250 SHARES.

          Number of Common Shares        =
                                            ----------------
          Multiply by Price of Shares    x  $10.00 per Share
                                            ----------------
          Aggregate Subscription Price   =  $
                                             ---------------

Check or money order shall be made payable to I Shop No Markup.com, Inc. escrow account or by wire transfer as per instructions listed below.

Wiring Instructions:
-------------------

HSBC Bank
ABA #
Account No.
In the name of :iShopNoMarkup.com. Inc. escrow account

         In connection with this investment in the Company, I represent and warrant as follows:

a) Prior to tendering payment for the shares, I received a copy of and read your prospectus dated ,2000.

b) I am a bonafide resident of the state of

c) The Issuer and the other purchasers are relying on the truth and accuracy of the declarations, representations and warranties herein made by the undersigned. Accordingly, the foregoing representations and warranties and undertakings are made by the undersigned with the intent that they may be relied upon in determining his/her suitability as a purchaser. Investor agrees that such representations and warranties shall survive the acceptance of Investor as a purchaser, and Investor indemnifies and agrees to hold harmless, the Issuer and each other purchaser from and against all damages, claims, expenses, losses or actions resulting from the untruth of any of the warranties and representations contained in this Subscription Agreement.

Please register the shares which I am purchasing as follows:

Name:                                   Date:
      ------------------------------         ---------------------------

As (check one)
[ ] Individual           [ ] Tenants in Common         [ ] Existing Partnership
[ ] Joint Tenants        [ ] Corporation               [ ] Trust
[ ] Minor with adult     [ ] IRA
    custodian under the
    Uniform Gift to Minors Act


For the person(s) who will be registered shareholder(s):



------------------------------          ---------------------------------
Signature of Subscriber                 Residence Address


------------------------------          ---------------------------------
Name of Subscriber (Printed)            City or Town



------------------------------          ---------------------------------
Signature of co-Subscriber              State      Zip Code



------------------------------          ---------------------------------
Name of co-Subscriber (Printed)         Telephone



------------------------------          ---------------------------------
Subscriber Tax I.D. or                  Co-Subscriber Tax I.D. or
Social Security Number                  Social Security Number



------------------------------
E-mail Address (if available)





--------------------------------------------------------------------------------

ACCEPTED BY:ISHOPNOMARKUP.COM, INC.

By:                                       Date
------------------------------          ---------------------------------
          Officer


                 Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OFFICERS AND DIRECTIONS

         The information required by this item is incorporated by reference to "indemnification" in the prospectus herein.

         At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under Nevada law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed b y the final adjudication of such case.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC Registration                                   $   13,200.00
         Blue Sky Fees and Expenses                         $   10,000.00
         Legal Fees and Expenses                            $   18,000.00
         Printing and Engraving Expenses                    $    1,000.00
         Accountant's Fees and Expenses                     $   15,000.00
                                                            -------------
         Total                                              $   57,200.00

         The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         (a) Unregistered Securities sold within the past three years.

         We issued 50,500,000 shares of Common Stock to Yousef Neissani, in connection with our initial capitalization. The total price paid for the shares was $50,500, or $0.001 per share.

         We issued 50,500,000 shares of Common Stock to Anthony Knight on August 20, 1999, pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), in connection with an agreement with Mr. Knight. Pursuant to the terms of the agreement, the Common Stock was issued as consideration for the preparation by Mr. Knight of a business plan designed to educate prospective venture investors about our business to business and business to consumer programs. The value of the shares issued pursuant to this agreement was $50,500.

         We issued 500,000 shares of Common Stock to Mike Gumport in August 1999, in connection with our initial capitalization and pursuant to an exemption from registration under Section 4(2) of the Securities Act. The total price paid for the shares was $2,500, or $.0025 per share.

         We issued 131,581 shares of Common Stock to PSY Trading, Inc., ("PSY"), a company owned by Moussa Yeroushalmi, on December 10, 1999, in connection with our initial capitalization and pursuant to an exemption from registration under
Section 4(2) of the Securities Act. The total price paid for the shares was $25,000, or $.19 per share.

         We issued 2,000,000 shares of Common Stock to PSY, Inc., on December 10, 1999, in exchange for 10,290,000 shares of C1Line.com, Inc. common stock.

         We issued 5,323,498 shares of Common Stock in a private Placement, conducted beginning on September 21, 1999, and concluding on January 12, 2000.. The price per unit was $.019. The total consideration received by us in connection with this private placement was $1,011,446. The offer and sale of the shares was conducted pursuant to Rule 506 of Regulation D of the Commission without any general solicitation. There were no non-accredited purchasers.

         We issued 1,084,708 shares of Common Stock during a period running from February 15, 2000, under the terms of an Employee Stock Compensation Plan (the "Stock Compensation Plan"), in which the Common Stock was issued to some of our directors, key employees and consultants. The Stock Compensation Plan, created by a Board resolution, was established pursuant to an exemption under rule 701 of the Securities Act. The total value of the shares issued pursuant to this Stock Compensation Plan was $228,816,

         We issued 673,137 shares of Common Stock in a second round of private placement financing, beginning on January 7, 2000, and concluding on February 3, 2000. The price per unit was $.075. The total consideration received by us in connection with this private placement was $504,853. The offer and sale of the shares was conducted pursuant to Rule 506 of Regulation D, without any general solicitation. There were no non-accredited purchases.

         We issued 750,160 shares of Common Stock in a third round of private placement financing, conducted beginning on February 4, 2000, and concluding on July 26, 2000. The price per unit was $1.00. The total consideration received by us in connection with this private placement was $750,160. This offer and sale of the shares was conducted pursuant to Rule 506 of Regulation D, without any general solicitation. There were no non-accredited purchasers.1

                              ITEM 27. - EXHIBITS

                               INDEX TO EXHIBITS

--------------------------------------------------------------------------------
SEC REFERENCE        TITLE OF DOCUMENT                LOCATION
NUMBER
--------------------------------------------------------------------------------

3.1                  Articles of Incorporation         This filing page
3.2                  Bylaws                            This filing page
5.1                  Consent of Miles Garnett, Esq.    To be filed
                                                       with amendment
10.1                 Lease Agreement                   This filing page
10.2                 Trademark Applications            This filing page
10.3                 1999 Stock Option Plan            This filing page
10.4                 Stock Option Agreements           This filing page
10.5                 Form of Letter of Intent          This filing page
10.6                 Employment Agreements             This filing page
10.7                 Agreement w/Ian Noakes
                      for Overseas Offices             This filing page
10.8                 Consulting Agreement
                       w/Knight Mitchell               This filing page
11.1                 Statement re: Computation
                       of per share earnings           This filing page
21.1                 Subsidiaries of iShop...          This filing page
23.1                 Consent of Merdinger,
                       Fruchter, Rosen, & Corso, P.C.  This filing page
27.1                 Financial Data Schedule           This filing page

ITEM 28. Undertakings

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement

           To include any prospectus required by section I O(a)(3) of the Securities Act of 1933

           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

           To include any material with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Nevada law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requiemnets of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Garden City, State of New York, on September 14th, 2000.

           (Registrant)           I SHOP NO MARKUP.COM, INC.
                                  --------------------------


                                  By /s/ Moussa Yeroushalmi
                                     ----------------------------------
                                     Moussa Yeroushalmi, Chief Executive Officer

         In accordance woth theSecuriteies Act of 1933 this registration was signed by the following persons in the capacities and on the dates indicated.


           (Signature)              /s/ Anthony Knight
                                    --------------------------------------------
                                     Anthony Knight, Chairman of the Board


           (Date)                   September 14, 2000
                                    --------------------------------------------


           (Signature)              /s/ Yousef Neissanir
                                    --------------------------------------------
                                     Yousef Neissani, Chief Financial Officer


           (Date)                   September 14, 2000
                                    --------------------------------------------


           (Signature)              /s/ M. Nasir Sharifi
                                    --------------------------------------------
                                     M. Nasir Sharifi, Controller


           (Date)                   September 14, 2000
                                    --------------------------------------------









           Who must sign: the small business issuer, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer and at least the majority of directors or persons performing similar functions.